Exhibit 12.1

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the three months ended March 31,		For the year ended December 31,
	2012	2011	2011	2010		2009	2008		2007
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$15,830	$282	$18,005	$(52,606)		$(30,716)	$(132,740)		$(5,009)
Plus:
Total Fixed Charges (See below)	13,787	19,854	70,305	90,159		117,359	117,663		125,005
Less:
Preferred stock dividends (1)	(2,680)	(3,791)	(14,069)	(14,922)		(17,666)	(3,308)		—

Total Earnings (Loss)	$26,937	$16,345	$74,241	$22,631		$68,977	$(18,385)		$119,996

Fixed Charges
Total interest expense (2)	$10,465	$15,408	$53,646	$72,442		$97,119	$112,097		$122,354
Interest included in operating lease rental expense (3)	642	655	2,590	2,795		2,574	2,258		2,651
Preferred stock dividends (1)	2,680	3,791	14,069	14,922		17,666	3,308		—

Total Fixed Charges	$13,787	$19,854	$70,305	$90,159		$117,359	$117,663		$125,005

Ratio of Earnings (Loss) to Fixed Charges	1.95x	0.82x	1.06x	0.25x		0.59x	(0.16	)x	0.96x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$15,830	$282	$18,005	$(52,606)		$(30,716)	$(132,740)		$(5,009)
Plus:
Total Fixed Charges excluding interest on deposits (See below)	8,376	11,230	41,158	45,873		48,195	29,384		27,975
Less:
Preferred stock dividends (1)	(2,680)	(3,791)	(14,069)	(14,922)		(17,666)	(3,308)		—

Total Earnings (Loss)	$21,526	$7,721	$45,094	$(21,655)		$(187)	$(106,664)		$22,966

Fixed Charges
Total interest expense (2)	$10,465	$15,408	$53,646	$72,442		$97,119	$112,097		$122,354
Interest included in operating lease rental expense (3)	642	655	2,590	2,795		2,574	2,258		2,651
Preferred stock dividends (1)	2,680	3,791	14,069	14,922		17,666	3,308		—
Less:
Interest expense on deposits	(5,411)	(8,624)	(29,147)	(44,286)		(69,164)	(88,279)		(97,030)

Total Fixed Charges excluding interest on deposits	$8,376	$11,230	$41,158	$45,873		$48,195	$29,384		$27,975

Ratio of Earnings (Loss) to Fixed Charges (excluding interest on deposits)	2.57x	0.69x	1.10x	(0.47	)x	0.0x	(3.63	)x	0.82x

(1)	The preferred stock dividends amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.